Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the *University Act* of British Columbia with offices at 103 – 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

("**UBC**")

AND:

ABT INNOVATIONS INC., a corporation incorporated under the laws of British Columbia, with a registered office at #420 – 730 View St., Victoria, British Columbia, V8W 3Y7

(the "**Sponsor**")

(collectively referred to as the "**Parties**")

WHEREAS:

A. UBC and Sponsor entered into a License Agreement effective as of April 24, 2017 (the "**License Agreement**") attached to this Agreement as Schedule "A", which grants the Sponsor certain rights to Technology and Improvements (each as defined in the License Agreement and any amendments thereto);

B. It is UBC's objective to generate research in a manner consistent with UBC's status as a non-profit, tax exempt educational institution; and

C. The research program contemplated by this Agreement is of mutual interest and benefit to UBC and to the Sponsor, will further the instructional and research objectives of UBC in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and UBC through inventions, improvements and discoveries.

THE PARTIES AGREE AS FOLLOWS:

1.0 DEFINITIONS

1.1 In this Agreement:

(a) "**Confidential Information**" means all information, regardless of its form:

(i) disclosed by UBC to the Sponsor for the purpose of the Project and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

or

(ii) disclosed by the Sponsor to UBC for the purpose of the Project and which is clearly identified in writing as "Confidential" either at the time of disclosure or within 30 calendar days thereafter,

except that "Confidential Information" does not include information:

(iii) possessed by the recipient (the **"Recipient"**) prior to receipt from the disclosing Party (the **"Discloser"**), other than through prior confidential disclosure by the Discloser, as evidenced by the Recipient's business records;

(iv) published or available to the general public otherwise than through a breach of this Agreement;

(v) obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or

(vi) independently developed by employees, faculty, students, agents or consultants of the Recipient who had no knowledge of or access to the Discloser's information as evidenced by the Recipient's business records.

(b) "**Contract Period**" means the period commencing on the Effective Date and ending 8 months after the Start Date as set out in Article 2.1 of this Agreement.

(c) "**Effective Date**" means the date on which the last of the Parties executes this Agreement.

(d) "**Inventions**" means any new and useful art, process, machine, manufacture or composition of matter, or any new and useful improvement in any art, process, machine, manufacture or composition of matter.

(e) "**Investigator**" means Dr. Robert E.W. Hancock of the Department of Microbiology & Immunology at UBC.

(f) "**Joint Intellectual Property**" means any and all Inventions made jointly by UBC and the Sponsor during the Contract Period in the performance of the Project, excluding Technology and Improvements.

(g) "**Project**" means the research project as described in Schedule "**B**".

(h) "**Sponsor Intellectual Property**" means any and all Inventions made solely by the Sponsor during the Contract Period in the performance of the Project, excluding Technology and Improvements.

(i) **"UBC Intellectual Property"** means any and all Inventions made solely by UBC during the Contract Period in the performance of the Project, excluding Technology and Improvements.

2.0 RESEARCH WORK

2.1 UBC will commence the performance of the Project after UBC's receipt of the payment set out in Article 4.1 (the "**Start Date**") and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. The Sponsor and UBC may at any time amend the Project by mutual written agreement.

2.2 If the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, UBC and the Sponsor will each have the option to terminate the Project and this Agreement by providing the other Party with written notice of same.

3.0 REPORTS

3.1 During the Contract Period, UBC will keep the Sponsor informed, orally or in writing, as to the progress of the Project.

3.2 UBC will submit a final report to the Sponsor within 60 calendar days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

4.0 COSTS, INVOICES & OTHER SUPPORT

4.1 The Parties understand and agree that, subject to Article 4.4, and excluding any intellectual property related costs under Section 7, the total costs to the Sponsor hereunder will be $248,228.40 (Canadian funds). The Parties acknowledge that any budget categories that may be described in the Project are estimates only and that changes from category to category may be made at UBC's discretion. The Sponsor will pay to UBC the amounts on the following due dates:

1) Within 30 days of the Effective Date of this Agreement $124,114.20
2) Within 4 months after the Effective Date of this Agreement............. $124,114.20

The Sponsor may make payments by wire transfer or direct deposit to:

Beneficiary Bank: HSBC Bank Canada
Vancouver Main Branch
885 West Georgia Street Vancouver, B.C. V6C 3G1
Institution: [redacted]
Transit: [redacted]
SWIFT CODE: [redacted]

Beneficiary: 115000399 045
The University of British Columbia
4th Floor, Suite 409
Vancouver, BC, Canada, V6T 1Z3

Remittance detail: Dept./contact/phone (maximum 24 characters)
Please email AR@Finance.ubc.ca – Ref [redacted] #[redacted]-[redacted]

UBC reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount by the due date.

The Sponsor will pay interest on all amounts owing to UBC not paid on the due date, at the rate of 12.68% per annum. The interest accrues on the outstanding balance from the due date.

4.2 UBC will retain title to any equipment purchased with funds provided by the Sponsor under this Agreement.

4.3 UBC will be entitled to retain any funds paid by the Sponsor to UBC under this Agreement, subject to Article 4.4.

4.4 Notwithstanding anything contained in this Article 4, in the event of early termination of this Agreement, the Sponsor will pay all costs and liabilities relating to the Project which have been incurred by UBC as of the date of receipt of notice of such termination. Such costs and liabilities will include all non-cancellable obligations including payments in lieu of reasonable notice for technicians, graduate students and other staff assigned to the Project, but will not, in the aggregate, exceed the total amount payable by the Sponsor set out in Article 4.1.

5.0 CONFIDENTIALITY

5.1 The Recipient will keep and use the Discloser's Confidential Information in confidence and will not, without the Discloser's prior written consent, disclose the Discloser's Confidential Information to any person or entity, except to the Recipient's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist the Recipient in performing its obligations and exercising its rights under this Agreement.

5.2 A Recipient required by judicial or administrative process to disclose the Discloser's Confidential Information will, where legally permissible, promptly notify the Discloser and allow it reasonable time to oppose the process before disclosing the Confidential Information. If the Discloser is unable to successfully oppose the disclosure or if the Discloser decides not to oppose the disclosure, the obligations under Section 5.1 shall not apply, though only for the legally required disclosure and only for such Confidential Information that is required to be disclosed.

5.3 Notwithstanding any termination or expiration of this Agreement, the obligations set out in this Article 5 survive and continue to bind the Parties, their successors and assigns until 3 years after such termination or expiration.

6.0 PUBLICATION

6.1 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, results from the Project, provided that the Sponsor is provided with copies of the proposed disclosure at least 60 calendar days before the presentation or publication date and does not, within 30 calendar days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure.

6.2 The Sponsor may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to UBC by the Sponsor; or (ii) that it discloses patentable subject matter which needs protection. If the Sponsor makes objection on the grounds of the inclusion of the Sponsor's Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC is free to present and/or publish the proposed disclosure. If the Sponsor makes an objection on the grounds of protection of patentable subject matter:

(i) it will be deemed to be a direction to UBC to file a patent application as set out in Article 7.5; and

(ii) UBC will delay the proposed disclosure until UBC has filed one or more patent applications with one or more patent offices directed to such patentable subject matter (the "**Delay**"). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement. The Delay will be no longer than six (6) months from the date UBC delivered the proposed disclosure to the Sponsor, after which UBC is free to present and/or publish the proposed disclosure.

6.3 Notwithstanding anything in this Agreement, the Parties acknowledge and agree that no delay is permitted for the defense of a student's thesis.

7.0 INTELLECTUAL PROPERTY

7.1 The Parties acknowledge and agree that all right, title and interest in and to the Technology and Improvements are solely governed by the terms and conditions of the License Agreement.

7.2 The Sponsor acknowledges and agrees that UBC owns all right, title and interest in and to UBC Intellectual Property and Joint Intellectual Property.

7.3 UBC acknowledges and agrees that the Sponsor owns all right, title and interest in and to Sponsor Intellectual Property.

7.4 UBC will promptly notify the Sponsor of any UBC Intellectual Property. The Parties will promptly notify one another of any Joint Intellectual Property.

7.5 The Sponsor may direct that UBC file one or more patent applications for UBC Intellectual Property and/or Joint Intellectual Property. UBC will then promptly prepare, file and prosecute patent applications in the name of UBC for UBC Intellectual Property and/or Joint Intellectual Property. UBC will be responsible for making final decisions regarding the scope and content of the patent applications and their prosecution. UBC will notify the Sponsor of any significant developments on all patent applications and will promptly supply the Sponsor with copies of papers received and filed in connection thereto in sufficient time for the Sponsor's review and input.

7.6 The Sponsor will bear all costs incurred in connection with the preparation, filing, prosecution and maintenance of the patent applications. Within 30 calendar days of UBC's written request, the Sponsor will pay to UBC a reasonable payment as an advance against expected patent expenses. The Sponsor will assist UBC in a timely manner to ensure that the

patent applications cover, to the best of the Sponsor's knowledge, all items of commercial interest and importance.

7.7 If UBC wishes to obtain patent protection for UBC Intellectual Property and/or Joint Intellectual Property over and above that for which the Sponsor wishes to provide its financial support pursuant to Article 7.6, UBC will be free to file any patent applications, including new applications, at its own expense. If Sponsor discontinues its financial support for prosecution or maintenance of any patents or patent applications for UBC Intellectual Property and/or Joint Intellectual Property (the "**Event**"), the Sponsor will notify UBC in writing at least 30 calendar days prior to the Event (the "**Notice to Discontinue**") and UBC will be free to continue the prosecution or maintain such patents or patent applications at its own expense. For the avoidance of doubt, the Sponsor will remain obligated to pay for all expenses incurred in connection with the patents and patent applications prior to the Event and for 30 calendar days from UBC's receipt of the Notice to Discontinue. In any event, UBC will not have any obligation to the Sponsor under Article 8 (Grant of Rights) relating to such patent protection.

8.0 GRANT OF RIGHTS

8.1 UBC grants the Sponsor the option to obtain a royalty-bearing license to use and exploit UBC Intellectual Property and Joint Intellectual Property subject to terms and conditions determined in accordance with Article 8.2 (the "**Option**"). The Option will subsist with respect to each item of UBC Intellectual Property and Joint Intellectual Property for a period of 6 months after UBC has disclosed said item in writing to the Sponsor (the "**Option Period**"). The Sponsor may exercise the Option within the Option Period by delivering written notice of same to UBC.

8.2 If the Sponsor exercises the Option pursuant to Article 8.1, the Parties will negotiate in good faith to determine the specific terms and conditions on which a license will be granted by UBC to the Sponsor. Such license will contain commercially reasonable financial terms and will be generally consistent with the terms and conditions of the license agreements then being entered into by UBC with its other licensees. If UBC and the Sponsor, acting reasonably, are unable to agree upon such specific terms and conditions within a period of 6 months after the date when the Sponsor exercised the Option, the Parties acknowledge and agree that the Option will expire.

9.0 TERM

9.1 This Agreement will be effective from the Effective Date for the full duration of the Contract Period unless terminated earlier under Article 10.

10.0 TERMINATION

10.1 Either Party may terminate this Agreement upon 30 calendar days prior written notice to the other.

10.2 If either Party commits any breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within 30 calendar days after receipt of a written notice from the other Party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice. The termination may be in addition to any other remedies available at law or in equity.

10.3 This Agreement may be terminated by UBC if the Sponsor is in breach of any other agreement between the Sponsor and UBC, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.

10.4 The Parties acknowledge that as a result of the ongoing global pandemic, UBC may determine it is necessary to suspend or cease the performance of the Project. If UBC, in its sole discretion, determines it is necessary to suspend or cease the performance of the Project, UBC will notify the Sponsor, and the Parties will determine whether to amend or terminate this Agreement.

10.5 No termination of this Agreement, however effectuated, will release the Parties from their rights and obligations under Articles 4.4 (non-cancelable costs), 5.0 (Confidentiality), 7.0 (Intellectual Property), 8.0 (Grant of Rights), 10.6 (cessation of use of Confidential Information) and 12 (Indemnity).

10.6 Upon the termination of this Agreement, the Recipient will cease to use the Discloser's Confidential Information in any manner whatsoever and upon the written request of the Discloser, will deliver to the Discloser all of the Discloser's Confidential Information in the Recipient's possession or control.

10.7 The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.

11.0 DISCLAIMER OF WARRANTY

11.1 UBC makes no representations or warranties, either express or implied, regarding data or other results arising from the Project or regarding Confidential Information UBC may disclose to the Sponsor. UBC specifically disclaims any implied warranty of non-infringement or merchantability or fitness for a particular purpose and UBC will, in no event, be liable for any loss, whether direct, consequential, incidental or special or other similar damages arising from any defect, error or failure to perform, even if UBC has been advised of the possibility of such damages. The Sponsor acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that the Sponsor has been advised by UBC to undertake its own due diligence with respect to all matters arising from this Agreement.

12.0 INDEMNITY

12.1 The Sponsor indemnifies, holds harmless and defends UBC, its Board of Governors, directors, officers, employees, faculty, students, invitees and agents against any and all claims (including all reasonable legal fees and disbursements) arising out of the receipt or use by the Sponsor of any UBC's Confidential Information, UBC Intellectual Property, Joint Intellectual Property, or any data or other results arising from the Project including, without limitation, any damages or losses, consequential or otherwise, arising from or out of the Project, however they may arise.

13.0 INSURANCE

13.1 UBC has liability insurance applicable to its directors, officers, employees, faculty, students and agents while acting within the scope of their employment by UBC. UBC has no liability insurance policy that can extend protection to any other person. Therefore, subject to

Article 12.1 (Indemnity), each Party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents, and where applicable faculty and students.

14.0 GOVERNING LAW

14.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. The Parties agree that by executing this Agreement, they have attorned to the exclusive jurisdiction of the Supreme Court of British Columbia.

15.0 ASSIGNMENT

15.1 Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

16.0 NOTICES

16.1 All payments, reports and notices or other documents that a Party is required or may want to deliver to any other Party will be delivered:

(a) in writing; and

(b) either by email, personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving Party as set out in Article 16.2 or as varied by any notice.

Any notice personally delivered or by email is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth business day after it is posted.

16.2 Addresses for delivery of notices:

Sponsor

ABT Innovations Inc.
420 – 730 View St
Victoria, British Columbia
Canada V8Z3Y7
Telephone: [redacted]
Email: [redacted]@[redacted]

UBC

Industry Contracts Manager
Re. UBC File F21-01150
University-Industry Liaison Office
#103 – 6190 Agronomy Road
The University of British Columbia
Vancouver, British Columbia
Canada V6T 1Z3
Telephone: [redacted]
Email: [redacted]@[redacted]

16.3 The Sponsor may direct questions of a scientific nature or regarding financial matters to UBC through the following contacts:

Scientific Matters

Dr. Robert E.W. Hancock
Department of Microbiology & Immunology
The University of British Columbia
Rm 232
2259 Lower Mall Research Station
Vancouver, British Columbia
Canada V6T 1Z4
Telephone: [redacted]
Email: [redacted]@[redacted]

Financial Matters

Manager, Research Finance Office
The University of British Columbia
4th Floor – TEF 3
409 - 6190 Agronomy Road
Vancouver, British Columbia
Canada V6T 1Z3
Telephone: [redacted]
Fax: [redacted]

17.0 GENERAL

17.1 Nothing contained in this Agreement is to be deemed or construed to create between the Parties a partnership or joint venture. Neither Party has the authority to act on behalf of any other Party, or to commit the other Party in any manner at all or cause the other Party's name to be used in any way not specifically authorized by this Agreement.

17.2 Neither Party may use the other Party's name, trademarks or insignia for any advertising or any promotional purposes, including but not limited to media releases, without the other Party's prior written consent.

17.3 Either Party may identify the title of the Project, the Parties to this Agreement, the name of the Investigator, the Contract Period and the amount of funding provided by the Sponsor for the Project for administrative or regulatory purposes.

17.4 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the Parties and their respective successors and permitted assigns.

17.5 No condoning, excusing or overlooking by either Party of any default, breach or non-observance by the other Party at any time or times regarding any terms of this Agreement operates as a waiver of that Party's rights under this Agreement. A waiver of any term, or right under this Agreement will be in writing signed by the Party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

17.6 No exercise of a specific right or remedy by either Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.7 Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.

17.8 All terms in this Agreement which require performance by the Parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

17.9 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable, may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

17.10 At the request of UBC or the Sponsor, the non-requesting Party will obtain the execution of any agreement or instrument (including from its employees, agents, contractors, consultants or representatives) that may be required to consummate the transactions contemplated in this Agreement, including assigning any rights, waiving any rights or perfecting any rights in such Party's name.

17.11 This Agreement and the Schedules set out the entire understanding between the Parties with regard to the Project and no changes to this Agreement are binding unless in writing and signed by the Parties to this Agreement. The Parties will be bound by the Schedules, except to the extent that they may conflict with the terms and conditions contained in this Agreement, in which case the terms and conditions of this Agreement will govern.

17.12 In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

17.13 Neither of the Parties shall be deemed to be in default of, or to have breached, any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from natural disasters, pandemics, epidemics, disease, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government or agency or official thereof, other catastrophes or any other similar occurrences beyond such Party's reasonable control. In every case, the delay or failure in performance or interruption of service must be without the fault or negligence of the Party claiming excusable delay, and the Party claiming excusable delay must promptly notify the other Party of such delay.

17.11 This Agreement may be executed in counterpart by the Parties, either through original copies or electronically each of which will be deemed an original and all of which will constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

SIGNED BY THE PARTIES AS AN AGREEMENT effective as of the date on which the last of the Parties executes this Agreement.

[redacted]

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its duly authorized signatory:

[redacted]

Name: Mario A. Kasapi
Title: Associate Director, UILO
Date: June 2, 2021

[redacted] Dr. J.P. Heale
2021.06.02
09:51:03 -07'00'

Name:
Title: Managing Director, UILO
Date:

SIGNED FOR AND ON BEHALF of
ABT INNOVATIONS INC.
by its duly authorized officer:

[redacted]

Name: Mike Graw
Title: Director
Date: May 25, 2021

I have read and understood the foregoing:

[redacted]

Title: Professor
Date:

SCHEDULE "A"
LICENSE AGREEMENT

LICENSE AGREEMENT

Between: THE UNIVERSITY OF BRITISH COLUMBIA

and

ABT INNOVATIONS INC.

Table of Contents

Schedules

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the *University Act* of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

("**UBC**")

AND:

ABT INNOVATIONS INC., a corporation incorporated under the laws of British Columbia, with a registered office at #310 - 730 View St Victoria BC, V8W 3Y7 (the "**Licensee**")

WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Immunomodulatory, Antimocrobial, Anti-biofilm and Anti Cancer Peptides, which research was undertaken by Dr. Robert E. Hancock (the "**Investigator**") in the UBC Department of Microbiology and Immunology;

B. It is UBC's objective to exploit its technology for the public benefit, and in a manner consistent with its status as a non-profit, tax exempt educational institution; and

C. The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0 <u>DEFINITIONS</u>

1.1 In this Agreement:

(a) "**Adjuvant Field of Use**" means development, manufacture and commercialization of vaccine technology useful for delivery of one or a multiplicity of antigens, use of a compound or material as an adjuvant for vaccination, and development, manufacture and commercialization of any vaccine containing such compound or material;

(b) "**Affiliated Company(ies)**" means two or more corporations if the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(c) "**Agreement**" means this license agreement;

(d) "**Annual License Fee**" is defined in Article 6.1;

(e) "**Annual Report**" means a report in the form referred to in Article 12;

(f) "**Charitable Objective**" means access to affordable health solutions for the benefit of the Developing World;

(g) "**Confidential Information**" means all information, regardless of its form:

(i) disclosed by UBC to the Licensee and designated by UBC as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology or any Improvements (including all derived analyses and conclusions) and the terms and conditions of this Agreement; or

(ii) disclosed by the Licensee to UBC and which is clearly identified in writing as "Confidential",

except that "Confidential Information" does not include information:

(iii) possessed by the recipient (the "**Recipient**") before receipt from the disclosing party (the "**Discloser**"), other than through prior disclosure by the Discloser, as evidenced by the Recipient's business records;

(iv) published or available to the general public otherwise than through a breach of this Agreement;

(v) obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vi) independently developed by employees, agents or consultants of the Recipient who had no knowledge of, or access to, the Discloser's information as evidenced by the Recipient's business records;

(h) "**Core Improvements**" means collectively the Core UBC Improvements, Core Licensee Improvements and Core Joint Improvements;

(i) "**Core Joint Improvements**" means improvements, variations, updates, modifications and enhancements relating to the Core Technology made and/or acquired at any time after the Start Date jointly by:

(i) the Investigator while employed at UBC, and

(ii) the Licensee or any sublicensee,

which cannot be legally used or practiced without infringing one or more of the Core Patents;

(j) "**Core Licensee Improvements**" means improvements, variations, updates, modifications and enhancements relating to the Core Technology made and/or acquired at any time after the Start Date solely by the Licensee or any sublicensee, which cannot be legally used or practiced without infringing one or more of the Core Patents. For greater certainty, any such improvements, variations, updates, modifications and enhancements made and/or acquired at any time after the Start Date by either:

(i) the Investigator as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC; or

(ii) by any other researcher as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC;

will not be treated as Core Licensee Improvements and will instead be treated as, and included in, Core UBC improvements;

(k) **"Core Patents"** means collectively the rights in and to any and all inventions which are disclosed in the patent applications identified in Schedule **"A-1"**, including:

(i) counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii) corresponding international patent applications;

(iii) corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv) international and foreign counterpart patents resulting therefrom,

all of which will be deemed added, from time to time, to Schedule **"A-1"**;

(l) **"Core Technology"** means the Core Patents and any directly related knowledge, know-how and/or technique or techniques developed before the Start Date by the Investigator while employed at UBC;

(m) **"Core UBC Improvements"** means improvements, variations, updates, modifications and enhancements relating to the Core Technology made and/or acquired at any time after the Start Date solely by the Investigator while employed at UBC which cannot be legally used or practiced without infringing one or more of the Core Patents. For greater certainty, the Core UBC Improvements will not include any improvements, variations, updates, modifications and enhancements relating to formulations made and/or acquired by the Investigator jointly in collaboration with

(i) a third party; or

(ii) the Centre for Drug Research (CDRD) and developed under a CDRD project;

(n) **"Developing World"** means the countries listed in Schedule **"B"**;

(o) **"Effective Termination Date"** means the date on which this Agreement is terminated under Article 18;

(p) **"Excluded Field of Use"** means the Adjuvant Field of Use;

(q) **"First Commercial Use"** is defined in Article 13.2;

(r) **"FNIH"** means the Foundation for the National Institutes of Health;

(s) **"FOU Improvements"** means collectively the FOU UBC Improvements, FOU Licensee Improvements and FOU Joint Improvements;

(t) **"FOU Joint Improvements"** means improvements, variations, updates, modifications and enhancements relating to the FOU Technology made and/or acquired at any time after the Start Date jointly by:

(i) the Investigator while employed at UBC, and

(ii) the Licensee or any sublicensee;

which cannot be legally used or practiced without infringing one or more of the FOU Patents;

(u) **"FOU Licensee Improvements"** means improvements, variations, updates, modifications and enhancements relating to the FOU Technology made and/or acquired at any time after the Start Date solely by the Licensee or any sublicensee, which cannot be legally used or practiced without infringing one or more of the FOU Patents. For greater certainty any such improvements, variations, updates, modifications and enhancements made and/or acquired at any time after the Start Date by either:

(i) the Investigator as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC; or

(ii) by any other researcher as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC;

will not be treated as FOU Licensee Improvements and will instead be treated as, and included in, the FOU UBC Improvements;

(v) **"FOU Patents"** means collectively the rights in and to any and all inventions which are disclosed in the patent applications identified in Schedule **"A-2"**, including:

(i) counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii) corresponding international patent applications;

(iii) corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv) international and foreign counterpart patents resulting therefrom,

all of which will be deemed added, from time to time, to Schedule **"A-2"** for use under this Agreement only in fields of use wholly outside the Excluded Field of Use;

(w) "**FOU Technology**" means the FOU Patents and any directly related knowledge, know-how and/or technique or techniques developed before the Start Date by the Investigator while employed at UBC;

(x) "**FOU UBC Improvements**" means improvements, variations, updates, modifications and enhancements relating to the FOU Technology made and/or acquired at any time after the Start Date solely by the Investigator while employed at UBC which cannot be legally used or practiced without infringing one or more of the FOU Patents. For greater certainty, the FOU UBC Improvements will not include any improvements, variations, updates, modifications and enhancements relating to formulations made and/or acquired by the Investigator jointly in collaboration with

(i) a third party; or

(ii) the Centre for Drug Research (CDRD) and developed under a CDRD project;

(y) "**HH2 Peptide**" - means a peptide with the amino acid sequence VQLRIRVAVIRA-NH_2;

(z) "**1002 Peptide**" – means a peptide with the amino acid sequence VQRWLIVWRIRK-NH_2;

(aa) "**Global Access Strategy**" means commercialization of the Patents, Technology and Improvements in a manner that enables availability and accessibility at reasonable cost to the people and animals most in need in the Developing Countries of the world;

(bb) **Human Clinical Trials**" is defined in Article 13.2;

(cc) "**Improvements**" means collectively the Core Improvements, and the FOU Improvements;

(dd) "**Investigator**" is defined in Recital A;

(ee) "**Joint Improvements**" means collectively the Core Joint Improvements and the FOU Joint Improvements;

(ff) "**New Drug Application**" means the application through which drug sponsors formally propose that the United States Food and Drug Administration, (or any other comparable regulatory authority outside the U.S.) approve a new pharmaceutical for sale and marketing;

(gg) "**Objectionable Material**" is defined in Article 10.3;

(hh) "**Patents**" means collectively the Core Patents and the FOU Patents;

(ii) "**Payment Report**" means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;

(jj) **"Product(s)"** means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements;

(kk) "**Revenue**" means and includes all revenues, receipts, money, and the fair market value of any shares or other securities when such securities are liquid and transferable free of any mandatory hold period, and all other consideration received and/or collected directly or indirectly by the Licensee, whether by way of cash, cash receipts, cheques, bank drafts, credit, money orders, wire transfers or other value from the development, marketing, manufacturing, sale, lease, use or distribution of the Technology and Improvements and/or any Products in any or all parts of the world, less direct sales tax.

(ll) "**Royalty Due Dates**" means the last day of March, June, September and December of each year during the Term;

(mm) "**Sample Product**" is defined in Article 12.3;

(nn) "**Start Date**" means April 24th, 2017;

(oo) "**Sublicensing Revenue**" means and includes all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, cash receipts, cheques, bank drafts, credit, money orders, wire transfers or other value received by the Licensee under each agreement relating to a sublicense, assignment, grant or transfer of the Licensee's rights in the Technology, any Improvements, and/or any Products whether by way of sublicense, assignment development agreement or otherwise. Without limiting the generality of the forgoing Sublicensing Revenue will include all:

(i) milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any sublicense, assignment, grant or transfer of the Licensee's rights in the Technology, any Improvements, and/or any Products; and

(ii) research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee under a written research plan and agreement,

received by the Licensee from any sublicensee or assignee relating to the Licensee's rights in the Technology, Improvements or any Products;

(pp) "**Technology**" means collectively the Core Technology and the FOU Technology;

(qq) "**Term**" is defined in Article 17.1;

(rr) **"UBC Improvements"** means collectively the Core UBC Improvements and the FOU UBC Improvements.

2.0 PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1 The Licensee acknowledges and agrees that UBC owns all right, title and interest in and to the Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements.

2.2 The Licensee will own all right, title and interest in and to the Core Licensee Improvements.

2.3 The parties will each, at the reasonable request of the other, sign all documents as may be required to confirm ownership of the Technology and any Improvements as set out in Article 2.1 and 2.2.

2.4 On the last working day of June and December of each year during the Term, the Licensee will give notice to UBC of the details of all Improvements which the Licensee and any sublicensees of the Licensee have developed and/or acquired during the previous 6 month period.

3.0 <u>GRANT OF LICENSE</u>

3.1 Subject to Article 3.2, 3.3, 3.4, 3.7 and 4.5(c), UBC grants to the Licensee:

(a) a worldwide, exclusive license to use and sublicense:

(i) the Core Technology;

(ii) any Unencumbered Core UBC Improvements; and

(iii) any Unencumbered Core Joint Improvements;

and to manufacture, have made, distribute, and sell Products made from or based on the Core Technology, the Unencumbered Core UBC Improvements and the Unencumbered Core Joint Improvements;

(b) a worldwide, exclusive license to use and sublicense the FOU Technology and to manufacture, have made, distribute, and sell the Products made from or based on the FOU Technology, but specifically excluding any use of the 1002 Peptide and the HH2 in the Adjuvant Field of Use. For greater certainty, any use of the HH2 Peptide and/or the 1002 Peptide to manufacture, have made, distribute or sell Products in the Adjuvant Field of Use is not permitted and is expressly excluded from the license granted to the Licensee under this Agreement;

(c) a worldwide, exclusive license to use and sublicense any Unencumbered FOU Improvements, but specifically excluding any improvement, variation, update, modification or enhancement of the 1002 Peptide and the HH2 in the Adjuvant Field of Use. For greater certainty any rights to FOU Improvements with regards to, or relating to the HH2 Peptide, and/or the 1002 Peptide for use in the Adjuvant Field of Use are expressly excluded from the license granted to the Licensee under this Agreement.

3.2 The licenses granted under Article 3.1 are limited to the fields and scope expressly granted therein. Without limiting the generality of the forgoing, the Licensee acknowledges and agrees that:

(a) no license, right, title or interest of any nature whatsoever is granted under this Agreement by implication, estoppel, reliance or otherwise to practice the inventions disclosed in the following patent application or any patent(s) that issue from such application: PCT Application No. PCT WO/2010/043039 entitled "Combination Adjuvant Formulation";

(b) the licenses granted to the Licensee under Article 3.1 expressly exclude the grant of:

(i) any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) in the Adjuvant Field of Use; and

(ii) any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) to manufacture, have made, distribute, and sell the Products in the Adjuvant Field of Use.

3.3 The Licensee acknowledged that the exclusivity of the license granted to the Licensee under Article 3.1(b) and (c) is at all times subject to a prior non-exclusive license of the FOU Patent, FOU Technology and FOU Improvements which has been granted to third parties for the freedom by such third parties to manufacture, have made, distribute, and sell products and services using the HH2 Peptide and/or the 1002 Peptide within the Excluded Field of Use.

3.4 For the purposes of Article 3.1, **"Unencumbered"** shall mean unencumbered by the grant of any rights or obligations to a third party, including without limitation any rights or obligations granted under a research grant, sponsored or collaborative research agreement, option agreement, license agreement or other agreement granting rights or obligations in, or with respect to research activities conducted at UBC.

3.5 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies.

3.6 The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC.

3.7 The Licensee acknowledges and agrees that UBC may use the Technology and any Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.8 The Licensee acknowledges that certain portions of the Technology were developed with funding from the National Institutes of Health (the "NIH"), and that the United States government retains certain rights to intellectual property that arises from any contract, grant or similar agreement that is funded in whole or in part by a federal agency, including those under 35 U.S.C. §§ 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter. Licensee acknowledges that the license provided hereunder is subject to NIH grant requirements, as amended from time to time. Without limiting the generality of the foregoing, Licensee specifically acknowledges that these requirements include a grant to the US Government for a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced those portions of the Technology funded by NIH, for or on behalf of the United States Government throughout the world, and that Products sold in the United States will be substantially manufactured in the United States.

3.9 UBC may register a financing statement regarding this Agreement under the *Personal Property Security Act* of British Columbia and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay for all costs associated with such registrations.

3.10 The Licensee will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.9, the Licensee will file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within 15 days after receiving the verification statement. The Licensee will pay for all costs associated with the registrations under this Article 3.10.

4.0 <u>SUBLICENSING AND GLOBAL ACCESS</u>

4.1 The Licensee may grant sublicenses of the Technology and any Improvements to arms-length, provided that:

(a) all such sublicense agreements entered into by the Licensee shall be consistent, and not conflict, with the relevant terms of this Agreement and shall contain covenants by the sublicensee which will include (without limitation) the mandatory sublicense terms attached as Schedule "**C**";

(b) all sublicensees shall agree to abide by all of the relevant terms of this Agreements as a condition of their sublicense; and

(c) the Licensee will guarantee, and remain responsible for, the compliance by all of its sublicensees with the relevant terms of such sublicense agreements as if such performance were carried out by the Licensee itself. Any breach by any sublicensee shall constitute a breach by the Licensee and shall entitle UBC, following the delivery of a written notice of default to the Licensee and an opportunity to cure any such default of at least 90 days, to exercise its termination rights against the Licensee.

4.2 The Licensee will provide to UBC an un-redacted copy of each sublicense agreement entered into by the Licensee within 30 days of it being signed by the Licensee and sublicensee.

4.3 Any sublicense granted by the Licensee will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC.

4.4 UBC acknowledges that subject to obtaining UBC's prior written consent (which will not be unreasonably withheld) the Licensee may enter into a sublicense agreement with Green Sky Labs Inc. (the "**Green Sky Sublicense**"), provided that:

(a) the Green Sky Sublicense complies with Article 4.1; and

(b) the Green Sky Sublicense shall contain financial terms (including, without limitation royalty rates, license fees, milestones and other consideration) set at fair market rates and values.

4.5 The Licensee acknowledges that the development of the FOU Technology was funded in part by a grant from the FNIH through the Grand Challenges in Global Health Initiative. As a result, UBC is required to commercialize those aspects of the Technology and Improvements developed using this grant funding under certain terms and conditions mandated by FNIH, and in accordance with the Global Access Strategy. Without limiting the generality of the forgoing, the Licensee acknowledges and agrees:

(a) that the Licensee and will commercialize the Technology and Improvements, and any Products in a manner consistent with FNIH's Global Access Strategy, and the Licensee will require that all sublicensees and other parties involved in any aspect of the commercialization of the Technology, Improvements and Products to execute agreements that bind such sublicensees or other parties to comply with the Global Access Strategy;

(b) to use reasonable efforts to make Products available in the Developing World in a manner and at a reasonable cost consistent with FNIH's Global Access Strategy and Charitable Objective. Sales by the Licensee into the Developing World in accordance with the FNIH's Global Access Strategy and Charitable Objective shall not be included in Revenue and will not be subject to any Royalty on such Revenue under this Agreement;

(c) the rights granted to the Licensee and its sublicensees under this Agreement and any sublicense agreement shall at all times be subject to a reservation by the FNIH of a transferable, irrevocable, perpetual, non-exclusive, royalty-free license with the right to sublicense, to use the Technology and Improvements to manufacture, make, have made, produce, reproduce, copy, distribute, offer to sell, and sell solely for the benefit of the Developing World, Products and to undertake to supply any Products and processes based on the Technology and Improvements in a manner, and at a cost, consistent with FNIH's Global Access Strategy and the Charitable Objective. Exercise of such license will be at FNIH's sole discretion, which the FNIH will not undertake to exercise unless the FNIH determines that the Licensee or its sublicensees have not, within a reasonable time, made the Technology, Improvements or Products available to the Developing World in a manner consistent with the Global Access Strategy and the Charitable Objective;

(d) as a precondition to UBC's execution and delivery of this Agreement, the FNIH shall be entitled to review this Agreement and shall have approved the form of this Agreement, including without limitation the grant of rights to the FNIH set out in this Article 4.5, as well as the licenses granted to the Licensee under this Agreement.

5.0 ROYALTIES AND EQUITY

5.1 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty equal to:

(a) 1.5% of the Revenue; and

(b) 10% of all Sublicensing Revenue.

5.2 The royalty is due and payable within 60 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the 3 month period immediately before the applicable Royalty Due Date.

5.3 All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee receives any Revenue or Sublicensing Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to

UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue or Sublicensing Revenue.

5.4 Products are deemed to have been sold by the Licensee and included in the Revenue when invoiced, delivered, shipped, or paid for, whichever is the first. The Licensee is deemed to receive Sublicensing Revenue when the consideration is due from the sublicensee.

5.5 Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Licensee and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of royalties under this Agreement.

5.6 As part of the consideration for the rights being granted by UBC to the Licensee hereunder, the Licensee shall issue to UBC on execution of this Agreement such number of common voting shares in the capital of the Licensee (collectively the "**UBC Shares**") such that, following such issuance, the UBC Shares shall total as of the date of execution of this Agreement 10% of all issued and outstanding common voting shares of the Licensee on a fully-diluted basis including any contemplated share issuances pursuant to any options, warrants or other securities or obligations of the Licensee to issue common voting shares (hereinafter referred to as "**fully-diluted basis**").

5.7 Subject to Article 5.8, the percentage interest in the share capital of the Licensee that is comprised of the shares held by UBC and the inventors of the Technology shall not be diluted by the issuance of additional shares or new classes of shares to less than 10% (inclusive of shares distributed to non-waving UBC inventors). If at any time subsequent to the execution of this Agreement the Licensee issues shares to any person, corporation or other entity, the Licensee shall forthwith issue to UBC without payment of additional consideration by UBC:

(a) 10% (calculated on a fully-diluted basis) of any new class of shares created and issued by the Licensee; and/or

(b) the number of common voting shares required to keep the total percentage of the outstanding common voting shares held by UBC and the inventors of the Technology at 10% (calculated on a fully-diluted basis) after the issuance of any new common voting shares.

5.8 The obligation of the Licensee to deliver additional shares to UBC under Article 5.7. shall specifically apply up to (and including) the Licensee's completion of one or more financings resulting in the receipt by the Licensee through the sale of its common shares of aggregate proceeds of not less than CDN $500,000 in gross proceeds as seed funds for the Licensee.

5.9 Neither all nor any portion of the shares issued to UBC will be refunded to the Licensee (in whole or in part) under any circumstances. The Licensee acknowledges and agrees that it will comply with all applicable laws and legislation with respect to the issuance of the UBC Shares and any shares issued under Article 5.7.

5.10 Upon UBC's request, Licensee shall pay to UBC any amount requested by UBC to pay for any taxes the Non Waiving Investigators may owe to any tax authorities in connection

with the issuance of the UBC Shares and any Additional Shares, such amounts to be determined by UBC acting reasonably.

5.11 Subject to compliance with applicable securities laws, the Licensee acknowledges and agrees that UBC shall have the right to transfer any or all of its UBC Shares or any shares issued under Article 5.6 and 5.7, to inventors of the Technology and/or to a company or society of which UBC is the sole shareholder in the case of a company or of which UBC controls the membership, in the case of a society and the Licensee shall take all steps or do such acts as may be reasonably required to allow such transfers.

5.12 After the issuance of the UBC Shares or any additional shares issued pursuant to Article 5.6, the Licensee shall use commercially reasonable efforts to ensure that all existing shareholders of the Licensee enter into an agreement with UBC containing the following terms:

(a) draw along rights requiring other shareholders to sell all, but not less than all, of their respective interests to a third party in the event that a majority shareholder receives from such third party a bona fide offer to purchase all of its interest; and

(b) tag along rights preventing other shareholders (each a "**Selling Shareholder**") from selling any shares of the capital stock of the Licensee to any third party unless the UBC Shares and any additional shares issued under Article 5.7 are included, at the option of UBC, in such sale, pro rata based on the total number of shares of stock owned by the Selling Shareholder(s) and such other shareholders, and on the same terms and conditions as those offered to the Selling Shareholder(s).

5.13 If the Licensee undertakes a registration of its shares for the purpose of a sale of shares to the public, the Licensee shall concurrently register the UBC Shares and any shares issued under Article 5.6 for sale.

6.0 MILESTONES AND ANNUAL LICENSE FEE

6.1 The Licensee will pay to UBC a milestone payment of CDN. $100,000 (a "**Milestone Payment**") 90 days after submission of a New Drug Application for the first-developed indication for each drug candidate in the first Country. For greater certainty a Milestone Payment shall be due and payable by the Licensee on submission of a New Drug Application for each Product if developed or submitted by the Licensee. If submission of a New Drug Application was developed or submitted by any sublicensee 10% Sublicensing Revenue will be due. Each Milestone Payment actually paid by the Licensee during a calendar year may be credited against the actual royalties under Article 5.1 and the Annual License Fee under Article 6.2 which are due and payable by the Licensee during that same calendar year.

6.2 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual license fee in accordance with the following schedule which fee includes the operational expenses of the UBC University-Industry Liaison Office in administering this Agreement (the "**Annual License Fee**"):

Date	Payment (in $ CDN)
January 1, 2018:	$5,000
January 1, 2019:	$5,000

January 1, 2020:	$5,000
January 1, 2021:	$5,000
January 1, 2022:	$10,000
January 1, 2023:	$10,000
January 1, 2024:	$10,000
January 1, 2025:	$15,000
January 1, 2026:	$15,000
January 1, 2027:	$15,000
January 1, 2028 and annually thereafter until the end of the Term:	$30,000

The Annual License Fee is payable, in advance, on or before January 1 of each year during the Term, starting on January 1, 2018 and will not be refunded to the Licensee (in whole or in part) under any circumstances, provided that the Annual License Fee paid at the beginning of each calendar year may be credited against the actual royalties payable by the Licensee during that same calendar year.

7.0 PATENTS

7.1 The Licensee may identify any process, use or products arising out of the Technology and any Improvements that may be patentable, and UBC at the reasonable request of the Licensee may take steps to apply for a Patent in the name of UBC provided that the Licensee pays all costs of preparing, filing, prosecuting and maintaining the Patent in the jurisdictions in which the Licensee designates that a Patent is required. The Licensee will on UBC's request pay to UBC a reasonable payment as an advance against expected Patent expenses.

7.2 On the filing of a Patent application under Article 7.1, the Licensee will become the licensee of the Patent on the terms and conditions set out in this Agreement.

7.3 The Licensee will within 30 days of the date of any UBC invoice:

(a) pay to UBC a patent management fee equal to 15% of all out of pocket fees, costs and expenses incurred in connection with the Patents; and

(b) reimburse UBC for all out of pocket fees, costs and expenses incurred in connection with the Patents (both before and after the Start Date).

Neither the above patent management fee nor the Patent costs will be refunded to the Licensee (in whole or in part) under any circumstances. Without limiting the generality of the forgoing the Licensee will on execution of this Agreement reimburse to UBC the amount of $7100.00 representing the Patent costs incurred and invoiced to UBC prior to the date of execution of this Agreement.

7.4 During the Term, the Licensee will not contest the validity or scope of any patents assigned to, or owned by UBC, including any Patents licensed under this Agreement.

7.5 The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made using the Technology and any Improvements.

7.6 Upon written request to UBC, the Licensee may request to assume Patent Management of the Core Patents only (Schedule A-1 Patents) from UBC. Subject to UBC's approval, not to be unreasonably withheld, the Licensee will, after the execution of Schedule **"F"** by the appropriate parties, assume sole responsibility for preparing, filing, prosecuting and maintaining the Patents ("**Patent Management**") in UBC's name, and will ensure that the Patents broadly claim for UBC's benefit all inventions disclosed by the Technology. The Licensee will provide to UBC all material information and documents received, prepared or filed in connection with the Patents, and will notify and obtain UBC's approval before taking any substantive actions related to the Patent Management. The Licensee agrees to include all comments and changes required by UBC and the Licensee will not:

(a) limit the scope of, or abandon any claim within, or otherwise allow to lapse, any Patent; or

(b) fail to maintain any Patent;

in any country, without UBC's prior written approval. If the Licensee intends to abandon, allow to lapse, or not continue the Patent Management of a Patent in any country, then the Licensee will not less than 60 days before any required action relating to such Patent notify UBC and UBC will then have the right, at its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement. For greater certainty, UBC will continue to own any and all Patents.

7.7 If the Licensee is approved by UBC to assume Patent Management under Section 7.6, UBC will at the reasonable request of the Licensee, provide required information and will execute and deliver documents and do such other reasonable acts as the Licensee may request to assist the Licensee with the assumption of Patent Management. The Licensee will reimburse UBC for all reasonable costs incurred in complying with such requests. If there is any dispute between UBC and the Licensee relating to any decision in connection with the Patents or the Patent Management then UBC will have the right to make the final decision to resolve such dispute.

7.8 Within 30 days of the date of any UBC invoice, the Licensee will reimburse UBC for all Patent expenses incurred by UBC both before and after the Licensee has assumed the Patent Management.

8.0 DISCLAIMER OF WARRANTY

8.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a) correspond with a particular description;

(b) are of merchantable quality;

(c) are fit for a particular purpose; or

(d) are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or any third parties may suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of such defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology, any Improvements or Products.

8.2 Nothing in this Agreement:

(a) constitutes a warranty or representation by UBC as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b) constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c) imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.3 Notwithstanding Article 8.2, if within the field and scope of the exclusive license granted to the Licensee under Article 3.1 there is an alleged infringement of the Technology or any Improvements or any right with respect to the Technology or any Improvements, the Licensee may, on receiving the prior written consent of UBC, prosecute litigation designed to enjoin infringers of the Technology or any Improvements. For greater certainty it is confirmed that it will be reasonable for UBC to refuse consent to the prosecution of any litigation intended or designed to enjoin infringers within the Excluded Field. Provided that UBC has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all documents necessary to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee. All amounts recovered by the Licensee as the result of such litigation will accrue to the benefit of the Licensee, provided that such amounts, in excess of any costs and expenses of bringing and conducting the litigation, will be included in the Licensee's Sublicensing Revenue, and subject to payment of a royalty to UBC in accordance with Article 5.

8.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any Improvements or the development, manufacture, use or sale of the Products, the following procedure will be adopted:

(a) the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(b) except as provided in Article 8.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c) no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC, said approval not to be unreasonably withheld; and

(d) UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant).

9.0 INDEMNITY & LIMITATION OF LIABILITY

9.1 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, whether direct, indirect, consequential, incidental or special, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees or their customers or end-users.

9.2 UBC's total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect, consequential, incidental or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to $10,000.

9.3 The Licensee acknowledges and agrees that UBC will not be liable for indirect, consequential or incidental or special damages arising from any breach or breaches of this Agreement.

9.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the Licensee and its successors and permitted assigns.

10.0 PUBLICATION & CONFIDENTIALITY

10.1 Each party will keep and use the other party's Confidential Information in confidence and will not, without the other party's prior written consent, disclose the other party's Confidential Information to any person or entity, except to the party's directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC's Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee's obligations under this Agreement and who have signed appropriate non-disclosure agreements.

10.2 Any party required by judicial or administrative process to disclose the other party's Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements, provided that if such proposed disclosure contains Confidential Information, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date. On receiving a copy of the proposed disclosure the Licensee may, within 30 days of receipt, give notice to UBC that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the **"Objectionable Material"**). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for 6 months from the date UBC delivered the proposed disclosure to the Licensee. After 6 months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material.

10.3 The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee's competitive position and/or interfere with the Licensee's negotiations with prospective sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement, the Products, and the names of the inventors of the Technology and any Improvements, and that UBC may also disclose to the inventors the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

10.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 will survive and continue to bind the parties, their successors and permitted assigns.

11.0 <u>PRODUCTION & MARKETING</u>

11.1 The Licensee will not use any UBC trade-mark or any other service mark, logo, insignia, seal, design, symbol or device used by UBC without the prior written consent of UBC. Subject to complying with Article 10, the Licensee and UBC may each:

(a) issue a press release or otherwise publicize the fact that the Licensee has entered into this Agreement with UBC;

(b) publicly display a sample and/or images of the Licensee's Product.

11.2 The Licensee represents and warrants to UBC that it has the infrastructure, expertise and resources to:

(a) develop and commercialize the Technology and any Improvements;

(b) track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c) monitor patent infringement regarding any Patent licensed under this Agreement; and

(d) handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

11.3 The Licensee represents and warrants to UBC that it will, throughout the Term:

(a) allocate to the development and commercialization of the Technology and any Improvements at least the same degree of diligence, expertise, infrastructure, and resources as the Licensee is allocating to the most favoured product developed and marketed by the Licensee, and

(b) use its best efforts to promote, market and sell the Products and exploit the Technology and any Improvements and to meet or cause to be met the market demand for the Products and the potential use of the Technology and any Improvements.

11.4 The Licensee will:

(a) within 12 months of the Start Date complete, and provide to UBC a business plan. The business plan will be prepared in accordance with generally accepted business practices and will be updated from time to time, but in no event less than once every calendar year. Copies of all updates of the business plan will be provided to UBC in a timely manner;

(b) within 18 months of the Start Date establish and maintain a bona fide Board of Directors with a majority of directors who are not employees or officers of the Licensee; and

(c) within 24 months of the Start Date raise not less than $500,000 in funding to allow the Licensee to develop and market the Technology, Improvements and Products. This funding can be a combination of seed capital financing, the receipt of revenue from the Licensee's operations, or from research contracts or grants that support the development and marketing of the Technology, Improvements and Products, provided that not less than $250,000 of such funding must come from sources other than the research contracts or grants. The Licensee will notify UBC in writing on raising such $500,000 in funding;.

12.0 <u>ACCOUNTING RECORDS & REPORTS</u>

12.1 The Licensee will maintain at its principal place of business separate accounts and records of all Revenues sublicenses and Sublicensing Revenues and all business done in connection with the Technology or any Improvements or Products. The accounts and records will be in sufficient detail to enable accurate and complete reports and returns to be made under this Agreement and the Licensee will cause all sublicensees to keep similar accounts and records.

12.2 The Licensee will complete and deliver to UBC:

(a) within 60 days of each and every Royalty Due Date, a Payment Report in a form sufficient to verify accurately and completely the Revenue and Sublicensing Revenue, together with a calculation of the royalty and other amounts payable under this Agreement (a "**Payment Report**"). Each Payment Report will:

(i) include without limitation, a list of each Product by name and description, sales of each Product by country of sales, price per unit of Product and any deductions taken from gross revenue, method of calculation of any currency conversion and the method by which the royalty amount is calculated; and

(ii) be signed by a senior officer of the Licensee to verify the accuracy and completeness of the information contained in the Payment Report.

A separate Payment Report will be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report will be delivered every 3 months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period; and

(b) on or before January 1st of each year during the Term, starting on January 1st, 2017 an Annual Report in the form attached as Schedule "**D**" (or an amended form as required by UBC from time to time) (an "**Annual Report**").

12.3 The Licensee acknowledges that UBC is relying on the Licensee's Payment Reports to accurately, completely and in a timely manner, report the Licensee's Revenue and Sublicensing Revenue, and that UBC is not under an obligation to verify, or conduct its own due diligence on, the accuracy and completeness of the Licensee's Payment Reports. A failure by the Licensee to provide accurate, complete and timely reports to UBC, including without limitation accurate, complete and timely Payment Reports and Annual Reports, shall be a material breach of this Agreement pursuant to Article 18.3(a). Subject to Article 18.6, any legal claim by UBC against the Licensee for breach of these obligations, and for royalties or other amounts owing to UBC as a result of such breach, will be deemed to have been discovered by UBC only after UBC has actual knowledge of such claim. The Licensee further agrees that it will, from time to time, provide at UBC's request:

(a) such additional accounts, records and documents as UBC may require to corroborate the accuracy and completeness of the Licensee's Payment Reports;

(b) a Payment Report in a form prescribed by UBC; and/or

(c) at the Licensee's cost a sample Product, or a sample of any other product that UBC reasonably believes was manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements (collectively a "**Sample Product**"). The Licensee acknowledges that on receipt of such Sample Product, UBC may conduct such examinations and inspections of the Sample Product as may be necessary to determine whether the Sample Product was developed, made or provided in connection with the use of all or some of the Technology or any Improvements, and that UBC may engage third

party representatives with the expertise necessary to conduct such examinations and inspections.

12.4 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, including the International Financial Reporting Standards (IFRS) applied on a consistent basis.

12.5 The Licensee will retain the accounts and records referred to in Article 12 throughout the Term and for at least 2 years thereafter and will permit any duly authorized representative of UBC to inspect, at UBC's expense and during the Licensee's normal business hours:

(a) all of such accounts and records; and

(b) the Licensee's premises, including any research or production facilities;

for the purpose of determining whether or not the Licensee is in compliance with this Agreement. The Licensee will provide to the representative all reasonable documents and evidence (including Sample Products) necessary to verify the accounts and records and compliance with this Agreement, and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee's records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than 5% for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee.

12.6 UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under Article 12 is treated as confidential by UBC.

13.0 INSURANCE

13.1 During the Term (and for the longer of either 3 years after the end of the Term, or 3 years after the last Product is sold) the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Article 13.1, one month before: the earlier of the start of any Product testing involving human subjects ("**Human Clinical Trials**"); or the first use or sale of the Technology, any Improvements or a Product in exchange for valuable consideration ("**First Commercial Use**") the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a) be placed with a reputable and financially secure insurance carrier;

(b) include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c) provide coverage regarding all activities under this Agreement;

(d) include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e) provide that the policy cannot be cancelled or materially altered except on at least 30 days' prior notice to UBC.

13.3 UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in the Licensee's insurance policy. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage 7 days before the earlier of any Human Clinical Trials or the First Commercial Use. The Licensee will not:

(a) start any Human Clinical Trials,

(b) allow the First Commercial Use to occur; or

(c) sell any Product or allow any third party to use the Technology or any Improvement,

at any time unless an insurance certificate is provided to and approved by UBC, and the insurance outlined in Article 13.2 is in effect.

13.4 The Licensee will also require each sublicensee to procure and maintain:

(a) public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b) in any event, one month before the earlier of any Human Clinical Trials or the First Commercial Use by the sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will ensure that all sublicensees' policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

14.0 ASSIGNMENT

14.1 Subject to Article 14.2, the Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

14.2 The Licensee may assign this Agreement as part of a sale, transfer or merger of the Licensee's entire business (or that part of Licensee's business that exercises all rights granted under this Agreement), provided that before any such assignment, the following conditions must be met:

(a) the Licensee must give UBC 30 days' prior written notice of the assignment, including the financial terms of the assignment and the intended assignee's name and contact information;

(b) the assignee must have the financial and technical ability to assume the obligations under this Agreement, and the assignee (and its principals) must be of good and reputable character;

(c) the assignee must agree in writing with UBC to be bound by this Agreement; and

(d) in addition to any other consideration payable to UBC under this Agreement on such assignment, UBC must have received from the Licensee a $10,000 assignment fee.

14.3 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

15.0 GOVERNING LAW

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

16.0 NOTICES

16.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a) in writing; and

(b) either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2 The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule "**E**". The address for delivery of notices to the Licensee is set out below:

ABT INNOVATIONS INC.
#310 - 730 View St
Victoria BC
V8W 3Y7
Telephone: 1-604-209-1439

17.0 TERM

17.1 The term (the "**Term**") of this Agreement starts on the Start Date and ends on:

(a) the day that is exactly 20 years later; or

(b) the expiry of the last patent licensed under this Agreement,

whichever is last to occur, unless terminated earlier under Article 18.

18.0 TERMINATION OF AGREEMENT

18.1 This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the *Bankruptcy and Insolvency Act* of Canada, or any other statute of similar purpose, is started by or against the Licensee.

18.2 UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a) the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the termination of a majority of the Licensee's employees, the vacation of the Licensee's chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(b) any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied;

(c) if the Licensee or any of its directors or officers have breached or otherwise failed to comply with any applicable securities laws, regulations or requirements which UBC deems in its sole discretion to be material;

(d) any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(e) the Technology or any Improvements becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee;

(f) if the Licensee breaches Article 4.1 or 13;

(g) if any sublicensee of the Licensee is in breach of its sublicense with the Licensee and the Licensee does not cause the sublicensee to cure the breach within 30 days of receipt of notice from UBC; or

(h) if the Licensee, or any Affiliated Company is in breach of any other agreement between the Licensee or such Affiliated Company and UBC and the breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

18.3 Other than as set out in Articles 18.1 and 18.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a) 30 days' notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b) if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

18.4 If this Agreement is terminated under Article 18.1, 18.2 or 18.3, the Licensee will make all outstanding payments to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the Effective Termination Date, the Licensee will deliver to UBC all Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements in its possession or control and has no further right of any nature at all in the Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.4, including without limitation UBC's legal fees and disbursements on an indemnity basis.

18.5 Within 5 days of the Effective Termination Date the Licensee and all sublicensees will cease to use the Technology, and all Improvements in any manner and will cease to make and sell the Products. Within 30 days of the Effective Termination Date the Licensee will deliver to UBC an accounting to state, in such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. If this Agreement was terminated under Article 18.2 or 18.3, UBC will instruct that the unsold Products be stored, destroyed or sold under its direction. If this Agreement was terminated under Article 18.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC under Articles 5 and 6 on all Products that are sold in accordance with this Article 18.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.

18.6 The Licensee acknowledges and agrees that UBC's right to conduct an inspection and enforce the Licensee's obligations under Article 12, and to collect any royalties or other amounts owing to UBC under this Agreement, shall remain in full force and effect:

(a) at all times during the Term, and

(b) if this Agreement is terminated or expires, for a period of not less than 2 years after such termination or expiry,

and that such rights, or claims by UBC against the Licensee, shall not be barred by the basic limitation period applicable under Part 2 of the *Limitation Act*, SBC 2012, c 13 or any amendment thereto. The Licensee further acknowledges and agrees that with respect to such rights and claims by UBC, the basic limitation period under Part 2 of the *Limitation Act* shall be extended so as not to expire at any time during the Term, and if this Agreement is terminated or expires shall be further extended so as not to expire for a period not less than 2 years after such termination or expiry.

19.0 MISCELLANEOUS COVENANTS OF LICENSEE

19.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology, any Improvements, Products and this Agreement.

19.3 The Licensee acknowledges and agrees that UBC will own the results of any testing, evaluation, analysis or use of the Technology, the UBC Improvements, Joint Improvements and the FOU Licensee Improvements conducted by, or for, the Licensee or any sublicensee during the Term, including any data, test results, specifications, papers or other materials prepared in connection with such testing, evaluation, analysis or use, and that such data will be returned to UBC on any expiry or termination of this Agreement.

19.4 The Licensee will pay all reasonable legal expenses and costs incurred by UBC in negotiating and drafting this Agreement and regarding any consents and approvals required from UBC.

19.5 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee will pay the tax to UBC on demand.

19.6 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

19.7 The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

20.0 MANAGEMENT OF CONFLICTS OF INTEREST

20.1 The Licensee acknowledges that it is aware of UBC's Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (www.universitycounsel.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new policies from time to time.

20.2 Subject to Article 20.3 the Licensee and UBC agree, that:

(a) the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator and the laboratory facilities made available to the Investigator by reason of the Investigator's employment at UBC;

(b) no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee's research, projects or utilize its facilities; and

(c) any disclosures of inventions made by the Investigator to the Licensee will be immediately forwarded by the Licensee to UBC.

20.3 The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

21.0 OPTION REGARDING EXCLUDED FIELD OF USE

21.1 Subject to Article 21.3, if after the Start Date UBC's obtains the Unencumbered right to grant a license of the 1002 Peptide and the HH2 Peptide in the Adjuvant Field of Use, then UBC will on the written request by the Licensee, grant the Licensee an option (the "**Option**") to obtain a royalty-bearing license to the 1002 Peptide and the HH2 Peptide in the Adjuvant Field of Use (as the case may be). In order to request such Option the Licensee will provide written notice of such request to UBC. On receipt of such request, UBC and the Licensee will enter into an option agreement (the "**Option Agreement**") under which UBC will grant to the Licensee the Option. The Option Agreement will:

(a) be in a form prepared by UBC;

(b) set out the specifics of the option rights granted, including without limitation:

(i) whether the Licensee is granted an option to obtain an exclusive or non-exclusive license;

(ii) the identity of the specific peptide with respect to which such option rights are granted; and

(iii) the scope and field of use within which the option rights are granted;

(c) as a condition of granting the Option, require the Licensee to pay on execution of the Option Agreement all unreimbursed patent costs incurred by UBC with regards to the patents that are the subject of the Option; and

(d) grant the Licensee a period of 120 days from the date of execution of the Option Agreement to exercise the Option;

21.2 On a valid exercise of the Option, UBC and the Licensee will negotiate in good a new license agreement or an amendment to this Agreement to determine the specific terms and conditions on which a license will be granted by UBC to the Licensee. The grant of such license rights will be subject to the negotiation of commercially reasonable financial terms and will be generally consistent with the terms and conditions of the license agreements then being entered into by UBC with its other licensees. If UBC and the Licensee, acting reasonably, are unable to agree upon such specific terms and conditions within a period of 6 months after the date when the Licensee exercised the Option, the parties acknowledge and agree that the Option will expire.

21.3 The grant of any Option to the Licensee under this Article 21, will at all times be conditional on:

(a) UBC being satisfied that it has the Unencumbered right and ability to grant a license of the 1002 Peptide and the HH2 Peptide in the Adjuvant Field of Use; and

(b) the Licensee being in full compliance with all terms and conditions of this Agreement, including without limitation the Licensee paying all costs for maintaining the Patents.

22.0 GENERAL

22.1 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party's name to be used in any way not specifically authorized by this Agreement.

22.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

22.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party's rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

22.4 No exercise of a specific right or remedy by any party precludes it from, or prejudices it in, exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

22.5 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement's expiry or termination for any reason.

22.6 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

22.7 The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

22.8 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

22.9 Time is of the essence of this Agreement.

22.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 25 day of April, 2017 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its authorized signatories:

[redacted]

Brett Sharp Ph.D.
Associate Director
University-Industry Liaison Office

Authorized Signatory

SIGNED FOR AND ON BEHALF of **ABT INNOVATIONS INC.**
by its authorized signatories:

[redacted]

Authorized Signatory

Mike Graw, Chief Executive Officer

Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE "A-1"

DESCRIPTION OF "CORE TECHNOLOGY"

UBC File #	Inventor(s)	Description	Patent #
12-101	Robert E. Hancock Cesar De La Fuente Nunez Evan Haney Havard Jenssen Jason Kindrachuck Joerg Overhage	Anti-biofilm Peptides	PCT Application US2014/052993
17-005	Robert E. Hancock Evan Haney Ashley Hilchie Artem Cherkasov Yoan Brito-Sanchez	Cationic Peptides with Immunomodulatory, Anti-biofilm and Anti-Cancer Activity	Provisional patent serial number 62/448,016

SCHEDULE "A-2"

DESCRIPTION OF "FOU TECHNOLOGY"

UBC File #	Inventor(s)	Description	Patent #
07-048	Robert E. Hancock Kai Hilpert Artem Cherkasov Christopher Fjell	Small Cationic Antimicrobial Peptides	PCT Application WO 2008/022444 US patent 8343475 US patent 9017656 US divisional serial no 14/684,136 Canada serial no. 2,660,668 EP patent 2061886 New Zealand patent 574758 Australia serial no. 2007288080

Schedule 'B"

DEVELOPING WORLD COUNTRIES

Africa

Angola, Benin, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Congo, Cote d'Ivoire, Democratic Republic of Congo, Djibouti, Equatorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Kenya, Lesotho, Liberia, Madagascar, Malawi, Mali, Mauritania, Mauritius, Mozambique, Namibia, Niger, Nigeria, Reunion, Rwanda, Senegal, Sierra Leone, Somalia, South Africa, Sudan, Swaziland, Tanzania, Togo, Uganda, Zambia, Zimbabwe

Americas and Caribbean

Anguilla, Antigua and Barbuda, Belize, Bolivia, Columbia, Costa Rica, Cuba, Curacao, Dominica, Dominican Republic, Ecuador, El Salvador, French Guiana, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Mexico, Nicaragua, Panama, Paraguay, Peru, St Kitts and Nevis, St Lucia, St Martin, St Vincent, Surinam, Trinidad and Tobago, Turks and Caicos Islands, Venezuela

Middle East

Afghanistan, Iraq, Azerbaijan, Armenia, Turkmenistan, Uzbekistan, Yemen, Turkey, Saudi Arabia, Iran, Oman, UAE

Asia

Bangladesh, Bhutan, Cambodia, Indonesia, Laos, Myanmar, Nepal, Pakistan, Philippines, Sri Lanka, Vietnam, Sri Lanka, Korea

Western Pacific and Micronesia

Cook Islands, French Polynesia, Fiji, Kiribati, Marshall Islands, Micronesia, Nauru, New Caledonia, Niue, Palau, Papua New Guinea, Samoa, Solomon Islands, Tokelau, Tonga, Tuvalu, Vanuatu

Schedule "C"

Mandatory Sublicense Terms

1. Each sublicense agreement shall be personal to the sublicensee, shall not contain the right to grant any further sub-sublicenses and shall not be assignable without the prior written consent of UBC. In addition, except as expressly provided herein, the sublicensee shall not transfer or otherwise dispose of any or all of the rights, duties or obligations granted to it under a sublicense agreement (but provided that sublicensee may use third party contractors to perform routine functions on its behalf in the development or commercialization of Products).

2. The sublicensee shall acknowledge all ownership of the sublicensed Technology and any Improvements as set out in the License Agreement. Without limiting the generality of the forgoing, the sublicensee shall also expressly acknowledge and agree:

   (a) to the exclusion of the Exclude Field of Use as set out in Articles 3.1, 3.2 and 3.7 of the License Agreement;

   (b) that no license, right, title or interest of any nature whatsoever is granted by implication, estoppel, reliance or otherwise to practice the inventions disclosed in the following patent application or any patent(s) that issue from such application: PCT Application No. PCT WO/2010/043039 entitled "Combination Adjuvant Formulation";

   (c) that any sublicense granted to the sublicensee expressly excludes the grant of:

      (i) any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) in the Adjuvant Field of Use; and

      (ii) any use of the 1002 Peptide and/or the HH2 Peptide (and any improvements, variations, updates, modifications or enhancements to the 1002 Peptide and/or the HH2 Peptide) to manufacture, have made, distribute, and sell the Products in the Adjuvant Field of Use.

   (d) to the commercialization of the Technology and Improvements in accordance with the terms and conditions mandated by FNIH under its Global Access Strategy and Charitable Objective as set out in Article 4.5 of the License Agreement.

3. The sublicensee shall acknowledge that UBC has the right to use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational and other non-commercial uses in all fields of use in accordance with the terms of the License Agreement.

4. The sublicensee shall, upon request by the Licensee, enter into such further agreements and execute any and all documents as may be required to ensure that ownership of the Technology and all Improvements remain with UBC and the Licensee in accordance with the provisions of the License Agreement, and the sublicensee shall deliver to the Licensee on the last business day of January of each year during the term of the sublicense

agreement details of any and all Improvements which the sublicensee has developed and/or acquired during the previous twelve month period.

5. Publication and Confidentiality

(a) The sublicensee shall keep and use all of UBC's Confidential Information in confidence and will not, without UBC's prior written consent, disclose any of UBC's Confidential Information to any person or entity, except those of the sublicensee's directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the sublicensee performing its obligations or exercising its rights under the sublicense agreement. The sublicensee shall also covenant and agree that it will initiate and maintain an appropriate internal program limiting the internal distribution of UBC's Confidential Information to only those directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the sublicensee performing its obligations or exercising its rights under the sublicense agreement and who are under obligations of confidentiality consistent to those of the License Agreement.

(b) The sublicensee shall agree that UBC shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any Improvements in accordance with the terms of the License Agreement.

6. The sublicensee shall agree not to use UBC's name, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of UBC.

7. The sublicensee shall procure and maintain, commencing on the date stipulated in the License Agreement and continuing during the term of its sublicense, appropriate public liability, clinical trials, product liability and errors and omissions insurance with a reputable and financially secure insurance carrier which shall provide primary coverage with respect to the activities contemplated by the sublicense agreement. Such policies of insurance shall include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds, shall contain a waiver of subrogation against UBC and its Board of Governors, faculty, officers, employees, students and agents, and shall include severability of interest and cross-liability clauses. UBC may waive the requirement for sublicensee to add UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds if the sublicensee provides UBC with a written warranty that the sublicensee has appropriate financial resources of revenues over $200 million Canadian dollars to satisfy any potential product liability claim. The sublicensee shall not conduct any human clinical trials, or make any sales of Products without giving notice to UBC of the terms and amounts of such insurance which it has placed in respect of the activities contemplated by the sublicense agreement.

8. The sublicensee shall acknowledge and agree that UBC makes no representations, conditions or warranties, either express or implied, with respect to the Technology, any Improvements, or Products. Without limiting the generality of the foregoing, the sublicensee shall acknowledge that:

(i) UBC specifically disclaims any express or implied warranty, condition or representation as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license

granted in the sublicense agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(ii) UBC makes no express or implied warranty, condition or representation that the Licensee or sublicensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(iii) UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

9. The sublicensee shall acknowledge and agree that UBC will not be liable for any loss, whether direct, consequential, incidental or special, which the sublicensee or any other third parties suffer, arising from any defect, error or fault of the Technology, Improvements, or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The sublicensee will also acknowledge that it has been advised to undertake its own due diligence regarding the Technology, Improvements and Products, and that UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights in relation to the Technology, Improvements, or Products.

10. The sublicensee shall indemnify, hold harmless and defend UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all third party claims against such indemnitiees (including all associated legal fees and disbursements actually incurred) arising out of the exercise by sublicensee of any rights under the sublicense agreement, including without limitation against any damages or losses, consequential or otherwise, resulting from such third party claims based in any manner at all from or out of the use of the Technology, Improvements, or Products by the sublicensee or its customers or end-users.

11. The sublicensee shall agree to limit its claims against UBC, whether under the express or implied terms of the sublicense agreement or the License Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Sublicensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any actions or inactions, defaults or breaches by UBC, its Board of Governors, officers, employees, faculty, students or agents, to the amount of CDN. $5,000.

12. The sublicensee shall also acknowledge and agree that UBC will not be liable for consequential or incidental damages, including any consequential or incidental damages arising from any breach or breaches of the sublicense agreement or the License Agreement.

13. The Sublicense shall include termination provisions such that the sublicense agreement shall terminate:

(a) upon termination of the License Agreement between UBC and the Licensee;

(b) automatically if any proceeding under any applicable bankruptcy or insolvency laws, or any other legislation of similar purport, are started by or against the sublicensee;

(c) if the sublicensee ceases to carry on business, or any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the sublicensee;

(d) if the sublicensee is in material default under any term of the sublicense agreement and:

(i) if such default is reasonably curable within thirty (30) days after receipt of notice of such default and such default is not cured within thirty (30) days after receipt of written notice thereof, or

(ii) if such default is not reasonably curable within thirty (30) days after receipt of written notice thereof, and such default is not cured within such further reasonable period of time as may be necessary for the curing of such default;

(e) if the sublicensee fails to procure or maintain insurance as required under the sublicense agreement.

14. The sublicensee shall cease to use the Technology and Improvements in any manner whatsoever and shall cease to manufacture Products within five days from the effective date of termination of the sublicense agreement. If the sublicense agreement is terminated due to a default of the Licensee, then the sublicensee will be entitled to dispose of all previously made Products, but no more, and the terms of the sublicense agreement shall continue to be applicable during the period that the sublicensee carries out such disposition.

15. The sublicensee shall maintain separate accounts and records of all business done in connection with the Technology, Improvements, and Products. These accounts and records will be in sufficient detail to enable proper returns to be made by the Licensee to UBC under the License Agreement.

16. The Sublicensee must acknowledge that certain portions of the Technology were developed with funding from the National Institutes of Health (the "NIH"), and that the United States government retains certain rights to intellectual property that arises from any contract, grant or similar agreement that is funded in whole or in part by a federal agency, including those under 35 U.S.C. §§ 200-212, and any regulations issued thereunder, as statute or regulations may be amended from time to time hereafter. Sublicensee must additionally acknowledge that the license provided hereunder is subject to NIH grant requirements, as amended from time to time, and without limiting the generality of the foregoing specifically acknowledge that these requirements include a grant to the US Government for a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced those portions of the Technology funded by NIH, for or on behalf of the United States Government throughout the world, and that Products sold in the United States will be substantially manufactured in the United States.

SCHEDULE "D"

UBC License Agreement Annual Report

The information to be completed below will constitute the annual report required under the UBC License Agreement. Any information or documents provided by the Licensee in this report will not be interpreted as limiting the obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report: ________________ Person Preparing This Report: ________________

Name of Licensee: ________________ UBC File Number: ________________

Jurisdiction of Corporation: ________________ Head Office Address: ________________

Contact Person for Company ________________

Licensed Technology: ________________

Telephone Number: ________________ E-mail Address: ________________

1. Please provide a brief report on the status of development of the UBC Technology, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

   ____

   ____

2. Has the Licensee filed any patent applications for modifications or improvements relating to the original UBC Technology? Please provide details, and attach copies of all relevant documents.

   ____

   ____

3. Has the Licensee become aware of any potential third party infringing the UBC patents or related intellectual property? If so please provide details and outline what the Licensee is doing about this.

   ____

   ____

4. Has the Licensee met any milestone or performance objectives in the past year as set forth in the License Agreement? Please outline the past year's accomplishments.

   ____

   ____

5. Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the License Agreement? If so please provide details.

   ____

   ____

6. Is the Licensee proposing to grant any sublicenses to third parties? If so have copies of the proposed sublicense agreement been provided to the Technology Manager at UBC for re3 and approval? If not, please enclose a copy of each proposed sublicense agreement.

   ____

   ____

7. Does the Licensee anticipate starting any clinical trials or making any sales of Products in the next 12 months? Yes _______ No _______. If yes, then please provide::

a) UBC with 30 days advance notice of the anticipated start of any clinical trials and the date of first sale of a Product utilizing the Technology;

b) copies of insurance certificates in compliance with the License Agreement; and

c) a completed Payment Report.

8. The License Agreement requires you to maintain liability insurance (see Article 13). Please attach a copy of your insurance certificate."

____

____

9. Please provide the Licensee's estimate or projection of gross sales revenue for products based on the UBC Technology for the next 12 months by the Licensee and any sub-licensee.

____

____

10. Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

____

____

Prepared by ____________________ **Date** Dd/mm/yy ____________ **Phone** ____________

I ____________ (print name), of ____________(title) hereby certify the foregoing information as true and correct.

____

Signature Date Signed

Once completed, please submit this report to:

Managing Director
University – Industry Liaison Office
#103 – 6190 Agronomy Road,
Vancouver, BC
V6T 1Z3

SCHEDULE "E"

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1. The address for delivery of notices to UBC is:

The Managing Director
University – Industry Liaison Office
University of British Columbia
#103 – 6190 Agronomy Road
Vancouver, British Columbia
V6T 1Z3
Telephone: (604) 822-8580 Fax: (604) 822-8589

2. Payment of all amounts due to UBC under the terms of this license may be made as follows:

a) by cheque made payable to "The University of British Columbia" delivered to UBC at the above address; or

b) by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For Canadian $ Deposits via wire (General)	For US $ Deposits via wire:
[redacted]	

SCHEDULE "F"

PATENT CLIENT AND BILLING AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the *University Act* of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3 (**"UBC"**)

AND:

<@>, a corporation incorporated under the laws of <@>, with a registered office at <@> (the **"Licensee"**)

AND:

<@>, a <@> firm with offices at <@> (the **"Firm"**)

WHEREAS:

A. The Licensee and UBC have entered into a license agreement (the **"License Agreement"**) under which UBC has licensed to the Licensee certain technology including the patents and patent applications listed in Appendix A (the **"Patents"**);

B. UBC and the Licensee have agreed to use the Firm to prepare, file, prosecute and maintain the Patents;

C. UBC wishes to remain the client of the Firm in relation to the Patents; and

D. UBC, the Licensee, and the Firm have agreed to enter into this agreement to confirm the terms on which the Firm will be engaged and instructed to prepare, file, prosecute and maintain the Patents.

THE PARTIES AGREE AS FOLLOWS:

1. UBC is, and will remain, the client of the Firm in relation to the Patents. While UBC remains the client of the Firm in relation to the Patents, UBC hereby authorizes the Firm to obtain instructions directly from the Licensee on all matters related to the preparation, filing, prosecution and maintenance of the Patents, provided that:

(a) the Firm will copy UBC on all material documents and correspondence;

(b) UBC will be notified by the Firm before any substantive actions and will have final approval on proceeding with such actions; and

(c) if there is any dispute between UBC and the Licensee relating to any decision or instructions in connection with the Patents then UBC will have the right to make the final decision to resolve such dispute.

2. The Licensee acknowledges and agrees that it is not a client of the Firm in relation to the Patents, but that the Licensee has merely been authorized by UBC to provide the Firm with

instructions in relation to the Patents pursuant to this Agreement. Nothing in this Agreement or otherwise creates a solicitor-client relationship between the Licensee and the Firm in relation to the Patents or any equitable duty or obligation on the Firm to the Licensee in relation to the Patents.

3. If UBC is copied with material documents and correspondence pursuant to Article 1(a) of this Agreement, and is notified by the Firm of any substantive action that the Firm is instructed to take by the Licensee pursuant to Article 1(b) of this Agreement, then the Firm may act in accordance with such instructions from the Licensee and take such substantive action, unless UBC provides further instructions in writing, within 15 days of being notified of the Licensee's instructions and intended substantive action. The Licensee accepts and acknowledges that if UBC makes a final decision pursuant to Article 1(c) of this Agreement, then the Firm may pursue any instructions related to UBC's final decision.

4. Subject to UBC's right to make the final decision pursuant to Article 1(c) of this Agreement, and any instructions resulting therefrom:

(a) the Licensee is responsible for the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents;

(b) the Firm will invoice the Licensee and will copy UBC on all such invoices;

(c) the Licensee will pay the Firm directly for all such fees, charges and disbursements, and will copy UBC on each payment made.

5. UBC and the Licensee acknowledge and agree that to protect its account, the Firm may require retainer funding in advance of pursuing particular actions in relation to the Patents and that the Firm reserves the right to take no action in circumstances where the retainer funding is not provided either by the Licensee or UBC in a timely manner.

6. If UBC makes a final decision pursuant to Article (c) of this Agreement, the Licensee will remain fully responsible for the payment of all fees, charges and disbursements incurred by the Firm related to the preparation, filing, prosecution and maintenance of the Patents which result from such final decision, for as long as the Licensee remains, under the License Agreement, a licensee of the Patents which is the subject of such a final decision by UBC. For greater certainty, this Article 6 shall not alter or extinguish any rights UBC may have under Article 7 of the License with respect to the Licensee obligations to pay and reimburse UBC for all Patent costs.

7. In circumstances where the Firm has not been paid for work performed or disbursements incurred in relation to the Patents by either the Licensee or UBC, then after a commercially reasonable period (which shall be not less than three months), the Firm may terminate this agreement and may elect to perform no further action in relation to the Patents.

8. UBC and the Licensee acknowledge and agree that the Firm cannot maintain confidentiality as between UBC and the Licensee in matters relating to the Patents. UBC and the Licensee acknowledge and agree that if the Firm, in its unfettered discretion, perceives that the interests of the Licensee and UBC are in conflict or are otherwise not aligned, then the Firm may withdraw from acting in relation to the Patents.

9. The Licensee acknowledges and agrees that the Firm has acted for and will continue to act for UBC on a continuing relationship basis. The Licensee acknowledges and agrees that UBC is a continuing client of the Firm and is regularly represented by lawyers and agents of the Firm on different matters. Notwithstanding any other provision of this agreement, the Licensee acknowledges and agrees that the Firm may perform work for UBC in relation to other matters (not directly involving the Patents). If a conflict or contentious issue arises as between UBC and the Licensee in relation to the Patents and that conflict or contentious issue is not resolved directly as between UBC and the Licensee, then the Firm may refer the Licensee to another lawyer but will continue to act for UBC in relation to the conflict or contentious issue.

10. UBC acknowledges and agrees that the Firm may perform work for the Licensee in relation to other matters (not directly involving the Patents).

11. The Firm recommends that the Licensee obtain independent legal advice in relation to this agreement. The Licensee acknowledges that the Firm has made this recommendation and that it has been given the opportunity to pursue independent legal advice.

12. Notices and copies of all documents and correspondence should be sent to the following:

To UBC:	To the Licensee:	To the Firm:

SIGNED BY THE PARTIES AS AN AGREEMENT on the _____ day of ____________________, 20__.

THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatory:)
)
)
______________________________)
Authorized Signatory)

______________ by its authorized signatory:)
)
)
______________________________)
Authorized Signatory)

______________ by its authorized signatory:)
)
)
______________________________)
Authorized Signatory)

Appendix A
List of Patents

SCHEDULE "B"
RESEARCH PROPOSAL
AND BUDGET

Work proposal for ABT Innovations to Hancock Lab

The Hancock lab has been actively developing novel peptide-based anti-infective molecules for several years. Several peptides from these families have yielded promising results as anti-biofilm, immune-modulatory and anti-inflammatory agents in in vitro assays and have demonstrated efficacy in various in vivo models of infection and inflammation. This has led to three patent families that have been assigned to UBC and licenced to ABT Innovations Inc. ABT is preparing to advance several peptide candidates towards clinical trials for treatment options for various types of biofilm and wound infections and inflammatory conditions. It is proposed here to sub contract certain work to the Hancock Lab to perform the necessary experiments to identify the most promising molecules for development and to move towards regulatory approval and an IND application. Included in this are matching funding for two current funded grants, an I2C grant from Michael Smith Foundation for Health Research and funding from the Nanomedicines Network of Centres of Excellence. This document briefly outlines the activity profile of the most promising peptide candidates and describes the experiments that will be suported in the Hancock Lab.

Identification of DJK5 derivatives/variants

To date one of the most promising peptides has been DJK5, which has excellent anti-biofilm activity in animal and organoid models[1,2]. However this peptide has three issues; (i) it was included in a earlier patent not licenced to ABT and it appears unlikely that patent approval for this peptide can be obtained, (ii) it lacks excellent anti-inflammatory and immunomodulatory activity, which would provide an essential value-added in treating choric biofilm infections, and (iii) it has certain toxicity issues. Two promising variant peptides are D-3006 and D-3007 that have shown excellent activity in skin model studies and in the abscess model. Also through a screen of D-amino acid containing peptides synthesized on cellulose membranes, several DJK5 derivatives were identified that exhibited promising antibiofilm activity in vitro (Table 1). Two of these were doubly substituted derivatives of DJK5 as positions 5 and 7 in the sequence. The other three combined portions of the DJK5 sequence with other portions of other D-amino acid peptides that have been evaluated in the Hancock lab.

Table 1 – Amino acid sequence of DJK5 and five derivatives. All peptides are composed of D-amino acids (indicated in italics) and amidated at their C-terminus (denoted by "$-NH_2$"). Peptides are aligned based on their overlap with peptide DJK5 and residues that are different from the parent peptide are indicated in bold.

Peptide Name	Sequence
DJK5	[redacted]
DJK5-R5I7	[redacted]
DJK5-R5L7	[redacted]
RI1002N8-DJK5C4	[redacted]
DJK5C-RI1002N	[redacted]
DJK5C-DJK5N	[redacted]

Synthesis of these derivatives to >95% purity and evaluating their antibiofilm effects confirmed the antibiofilm activity identified in the screening assays. Potent in vitro biofilm inhibitory effects against both methicillin resistant *Staphylococcus aureus* (MRSA) and *Pseudomonas aeruginosa* PAO1 biofilms (Figure 1) were observed at concentration similar to or even lower than the parent peptide, DJK5.

Figure 1: Biofilm inhibition of DJK5 derived synthetic host defence peptides against MRSA USA300 LAC and P. aeruginosa PAO1.


USA300 LAC
PAO1
% Biofilm Growth
Concentration (μM)
Concentration (μM)
DJK5
DJK5-R5I7
DJK5-R5L7
RI1002N8-DJK5C4
DJK5C-RI1002N
DJK5C-DJK5N

Further experiments have revealed potent biofilm inhibitory activity and low in vitro cytotoxicity against human bronchial epithelial cells and keratinocyte cells lines. Additionally, good anti-inflammatory effects have been observed for many of the DJK5 derivatives towards organotypic skin cells. This is an activity type that is largely lacking in the parent peptide, DJK5. Furthermore, all peptides reduced bacterial burden in an organoid model of human skin infected with MRSA or PAO1 biofilms. These favourable pre-clinical experiments have revealed tremendous potential for these peptides to be further developed as novel anti-biofilm agents. These will be the subject of a patent filing that is proposed to be licenced to ABT.

DJK5 derivatives experiments to be performed in the Hancock Lab (priority order)

1. Determine *in vivo* cytotoxicity profile of the DJK5 derived peptides via various administration routes (i.e. topical application, aspiration into lungs, sub dermal injection and intravenous injection). This will be performed with and without formulation that reduces toxicity.
2. Develop peptide formulation strategies (liposomes, PLGA, etc.) to deliver peptides to the site of an infection or inflammation.
3. Establish whether synergistic relationships exist between the new DJK5 derivatives and conventional antibiotics that can be developed as future treatment options for biofilm-associated infections[1]. Promising combinations will be further probed in animal model experiments.
4. Evaluate peptides in a human skin organoid model[2].
5. Evaluate the activity of the peptides with or without antibiotics and formulations in a murine model of bacterial sinusitis developed in the Hancock lab[3]. Bacteria species to be evaluated include MRSA and *P. aeruginosa* LESB58 and other known causes of sinusitis. Both reduction in bacterial load and bacterial induced inflammation will be determined as endpoints.
6. Determine the efficacy of selected peptide derivatives in a murine model of abscess infection or biofilm-infected skin wounds (adaptation of the abscess model where biofilms are established in the area that cutaneous abscesses form). Bacteria to be evaluated include clinically relevant bacterial species, specifically methicillin resistant *Staphylococcus aureus* (MRSA) and *P. aeruginosa* LESB58, as well as other ESKAPE pathogens. Both reduction in bacterial load, cutaneous abscess pathology and bacterial-induced inflammation will be determined as endpoints. Develop wound dressings (e.g. collagen matrix) impregnated with active peptide components alone and in combination with antibiotics to treat and prevent biofilm associated-wounds.

Reports, and proposed funding schedule

The current proposal will be performed over a period of 8 months and Reports will be provided every 4 months with funding being provide as 50% on initiation of this project, 40% after receipt of the first report and 10% after receipt of the second report.

Budget

		Budget ($)		
PERSONNEL	**Mo.**	**Salary**	**Benefits**	**Total**
Res. Tech. Negin Rahanjam	0.66	53,000	15,300	45,533
Res. Tech. Noushin Akhounsadegh	0.66	53,000	15,300	45,533
Research Associate Susan Farmer	0.05	89,000	17,800	5,340
Total Salaries				**96,406**
MATERIALS	**#**	**Cost**		
Peptides	5	2,500		12,500
Skin model supplies	6	2,000		12,000
ELISA kits, cytotoxicity kits	6	1,000		6,000
Formulation supplies/services	1	7,500		7,500
Misc lab supplies consumables, 2 FTE	6	3,000		18,000
Animal models	12	1,500		18,000
EM fees, histology	12	500		6,000
Total Material and Supplies				**80,000**
Ethics fees UBC biosafety, ACC	1	900		**900**
SUB TOTAL				**177,306**
UBC 40% overheads				70,922.40
TOTAL				**248,228.40**

References

1. Pletzer, D., S.C. Mansour, and R.E.W. Hancock. 2018. Synergy between conventional antibiotics and anti-biofilm peptides in a murine, sub-cutaneous abscess model caused by recalcitrant ESKAPE pathogens. PLoS Pathogens 14(6):e1007084.
2. Wu, B.C., E.F. Haney, N. Akhoundsadegh, D. Pletzer, M.J. Trimble, A.E. Adriaans, P.H. Nibbering and R.E.W. Hancock. 2021. Human organoid biofilm model for assessing antibiofilm activity of novel agents. NPJ Biofilms and Microbiomes 7:8.
3. Alford, M.A., K.-Y.G. Choi, M.J. Trimble, H. Masoudi, P. Kalsi, D. Pletzer, R.E.W. Hancock. 2021. Murine models of sinusitis infection for screening antimicrobial and immunomodulatory therapies. Frontiers Cell. Infect. Microbiol. 11:75.